Exhibit 99.1

news release

QLT ANNOUNCES EXCLUSIVE OPTION AGREEMENT FOR POTENTIAL SALE OF

PUNCTAL PLUG DELIVERY SYSTEM

For Immediate Release	December 24, 2012

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) announced today that the Company has entered into an exclusive option agreement with Mati Therapeutics Inc. (“Mati”), a development company associated with Robert Butchofsky, QLT’s former President & CEO, under which QLT has granted Mati a 90-day option to acquire assets related to QLT’s punctal plug drug delivery system (“PPDS”) technology (the “Technology”) in exchange for $500,000. The option may be extended by Mati for up to three successive 30-day periods upon payment of an additional $100,000 for each extension. Should Mati exercise the option, QLT and Mati will enter into an asset purchase agreement and QLT will be entitled to a closing payment of $750,000, certain milestone payments and a low single digit royalty on world-wide net sales of all products using or developed from the Technology.

QLT’s proprietary Technology is a minimally invasive drug delivery system for delivering a variety of drugs to the eye through controlled sustained release to the tear film. The Company recently announced that results from two Phase II clinical studies, PPL GLAU 12 and PPL GLAU 13, demonstrated positive trends (with statistically and clinically significant findings) on the efficacy and safety of the Latanoprost Punctal Plug Delivery System (L-PPDS) in subjects with ocular hypertension (OH) and open-angle glaucoma (OAG).

Jason M. Aryeh, Chairman of QLT’s Board of Directors stated, “Among the goals the Board set for the Company in July, the divestiture of QLT’s punctal plug technology was an easily identifiable measure for rationalizing and refocusing the Company’s strategy on its synthetic oral retinoid program. Unfortunately our efforts to recapture value for QLT’s PPDS have only yielded a tiny fraction of the nearly $140 million of shareholder capital spent by the former team on the program. Hopefully, Mr. Butchofsky’s extensive experience with and passion for the punctal plug delivery system put him in the best position to realize potential future value from this program, if acquired, and therefore recapture some tangible value from QLT’s ongoing financial interest in the Technology.”

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

The QLT Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6933

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning the potential of our Synthetic Oral Retinoid Program and our punctal plug drug delivery system technology; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: risks and uncertainties related to the impacts that QLT’s strategic initiatives will have on the market price of our securities; risks and uncertainties relating to QLT’s ability to implement the workforce reduction successfully and achieve anticipated savings; risks and uncertainties as to the impact of the workforce reduction on the development of QLT’s programs or our other strategic initiatives; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our Synthetic Oral Retinoid program) may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.